EXHIBIT 99.1

DAVIDsTEA Reports Fourth Quarter and Full Year Fiscal 2021 Financial Results

Fiscal 2021

➢   Sales of $104.1 million

➢   Net income of $78.1 million

➢   Adjusted EBITDA of $5.3 million

➢   Cash position of $25.1 million

Q4 2021

➢   Sales of $39.9 million

➢   Net income of $1.3 million

➢   Adjusted EBITDA of $3.7 million

MONTREAL, April 29, 2022 - DAVIDsTEA Inc. (Nasdaq: DTEA) (“DAVIDsTEA” or the “Company”), a leading tea merchant in North America, announces its fourth quarter and full year results for the period ended January 29, 2022.

“We adapted to changes in consumer habits related to the COVID-19 pandemic by doubling down on our digital platform, we emerged from a formal restructuring process as a more invigorated and efficient organization, and we managed as a strong team through surging inflationary pressure, supply-chain disruptions and labour constraints by developing workaround plans,” said Sarah Segal, Chief Executive Officer and Chief Brand Officer, DAVIDsTEA. “Fiscal 2021 was marked by a series of challenges and achievements, while we stayed the course on our newly defined long-term growth strategy,” Ms. Segal added.

“We delivered sales of $104 million and a third consecutive year of positive Adjusted EBITDA in 2021, while also accelerating our transformation into a digital-first, omnichannel supplier of specialty teas. Leger Marketing’s WOW Digital Index confirmed DAVIDsTEA’s enhanced digital presence in 2021 by ranking the Company fourth overall for best online customer experience in Canada. Accordingly, we’re providing tea lovers with the same high-quality products and personal service but through more cost-efficient and scalable distribution channels. As a result, we’re looking to the future with a great deal of optimism, tempered by short-term macro-economic headwinds,” Ms. Segal added.

“Our actions are driven by a vision to become the world’s most innovative and purpose-driven tea company, one that inspires greater wellness and sustainability in everything we do. Our digital-first strategy is designed to respond to growing demand—meeting consumers wherever they are and building loyalty with the ability to scale the business without borders. We are focused on creating a winning culture that is fueled by delighting consumers and driven to overcome challenging operational and market conditions. It is centered on driving profitable revenue growth with an unwavering sense of passion, purpose and commitment,” Ms. Segal concluded.

“We’re pleased with our sales performance in the seasonally strong fourth quarter, highlighted by robust growth during the holiday season from our gifting assortment,” said Frank Zitella, President, Chief Financial and Operating Officer, DAVIDsTEA. “Equally important, we generated Adjusted EBITDA of $3.7 million and $12.0 million in cash flows from operating activities in the quarter raising our cash position to $25.1 million at the year-end. Our healthy balance sheet will enable us to further increase awareness of our exceptional brand and accelerate our growth strategy.”

“Looking ahead, key growth initiatives in 2022 include entering the wholesale channel in the U.S. by year-end to support online sales in this market, in line with our successful omnichannel strategy in Canada and increasing the marketing and geographic reach of the Amazon platform, while also continuing to support our wholesale and online activities in Canada. Ultimately, we intend to build a sustainable path to value creation by driving customer demand and digital customer acquisition, product innovation, enterprise culture and organizational excellence,” Mr. Zitella added.

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Operating Results for the Fourth Quarter of Fiscal 2021

Three Months Ended January 29, 2022 compared to Three Months Ended January 30, 2021

Sales. Sales decreased 0.8% to $39.9 million from $40.2 million in the fourth quarter of Fiscal 2020. Sales in Canada of $31.4 million, representing 79% of total revenues, increased $0.4 million or 1.1% over the prior year quarter. U.S. sales of $8.5 million declined by $0.7 million or 7.3% over the prior year quarter. Our gifting assortment performed well, with sales amounting to $18.7 million, representing an increase of $4.3 million or 30% over the prior year quarter. Offsetting this was a decline in our tea and hard-goods assortment over the same period in the prior year. Sales from e-commerce and wholesale channels decreased by $4.4 million or 14.3% to $30.7 million, from $35.0 million in the prior year quarter as we transition from last year’s pandemic-fueled surge of online sales to serving consumers throughout our omni-channel capabilities. E-commerce and wholesale sales represented 77% of sales compared to 87% of sales in the prior year quarter. Brick-and-mortar sales for the quarter of $9.2 million compares favorably to the prior year quarter by $4.0 million, explained by an increase in same store comparable sales, in part due to more days of sales during the current year fourth quarter due to fewer closures related to the pandemic and the introduction of kiosks in Fiscal 2021 which generated sales of $0.6 million.

Gross Profit. Gross profit increased by 1.1% to $15.8 million in the fourth quarter of Fiscal 2021 from the prior year quarter due to an increase in product margins and a decrease in delivery and distribution costs, partially offset by higher retail lease expenses, compared to the prior year quarter. Gross profit as a percentage of sales increased to 39.7% for the quarter compared to 38.9% in the prior year quarter.

Selling, General and Administration Expenses. Selling, general and administration expenses (“SG&A”) increased by $3.8 million or 36.1% to $14.4 million in the quarter compared to the prior year quarter. Excluding the impact of non-recurring software implementation and configuration costs and the impact of the wage and rent subsidies received under the Canadian government COVID-19 Economic Response Plan, Adjusted SG&A increased by $2.3 million to $13.9 million in the quarter primarily due to increases in online marketing expenses as we continue the transformation to a digital first organization, additional staff to support our brick and mortar stores, and additional professional and recurring software related costs. Adjusted SG&A as a percentage of sales in the quarter increased to 34.8% from 28.9% in the prior year quarter.

Restructuring plan activities, net. Restructuring plan activities, net includes an expense of $0.1 million compared to an expense of $32.3 million in the prior year quarter and is explained by provisions in connection with lease terminations, amounts due to vendors, store closure costs and professional fees in connection with our formal restructuring activities.

Results from Operating Activities. Results from operating activities during the quarter were $1.3 million as compared to a loss of $27.2 million in the prior year quarter. Excluding the impact of the Restructuring Plan announced on July 8, 2020, and concluded in September 2021, the wage subsidy received from the Canadian government under the COVID-19 Economic Response Plan, and non-recurring software implementation costs, Adjusted operating income amounted to $1.9 million in the three-month period ended January 29, 2022 compared to $4.0 million in the prior year quarter. The decrease in operating results is explained by an increase in SG&A costs, as noted above.

EBITDA and Adjusted EBITDA. EBITDA, which excludes non-cash and other items in the current and prior periods, was $2.6 million in the quarter ended January 29, 2022, compared to a negative $25.9 million in the prior year quarter representing an increase of $28.5 million over the prior year quarter. Adjusted EBITDA for the quarter ended January 29, 2022, which excludes the impact of stock-based compensation expense, the impairment of property and equipment and right-of-use assets, the Restructuring Plan activities, net, the wage and rent subsidies received from the Canadian government under the COVID-19 Economic Response Plan, and non-recurring software implementation costs was $3.7 million compared to $5.4 million for the same period in the prior year. The decrease in Adjusted EBITDA, of $1.7 million, reflects the impact of increased Adjusted SG&A of $2.3 million comprised of increases in online marketing expenses as we continue the transformation to a digital first organization, additional staff to support our brick-and-mortar stores, and additional professional and recurring software related costs. These costs were partially offset by improved Gross profit resulting from an increase in product margins and a decrease in delivery and distribution costs, partially offset by higher retail lease expenses, compared to the prior year quarter. All is an outcome of the continued transformation efforts resulting in the realignment of the business model to primarily an e-commerce and wholesale distribution model.

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Net income (loss). Net income was $1.3 million in the quarter ended January 29, 2022, compared to a Net loss of $27.2 million in the prior year quarter. Adjusted net income, which excludes the Restructuring Plan activities, net, the wage and rent subsidies received from the Canadian government under the COVID-19 Economic Response Plan, non-recurring software implementation costs and recovery of income taxes amounted to $1.9 million compared to $4.0 million in the prior year quarter.

Fully diluted net income (loss) per share. Fully diluted net income per common share was $0.05 compared to a fully diluted net loss of $1.00 in the prior year quarter. Adjusted fully diluted net income per common share, which is Adjusted net income on a fully diluted weighted average shares outstanding basis, was $0.07 compared to $0.15 in the prior year quarter.

Cash on hand. At the end of the fourth quarter of Fiscal 2021, the Company had cash amounting to $25.1 million. Our cash position enables us to execute our strategy and invest further in funding working capital, transformative technology improvements and related infrastructure.

Operating Results for the Fiscal Year Ended January 29, 2022

Sales. Sales for Fiscal 2021 decreased by 14.5% or by $17.6 million, to $104.1 million from $121.7 million in Fiscal 2020. Sales in Canada of $82.5 million, representing 79.3% of total revenues, decreased $10.0 million or 10.8% over the prior year. U.S. sales of $21.6 million decreased by $7.6 million or 26.1% over the prior year. Our gifting assortment performed well, with sales amounting to $40.2 million, representing an increase of $3.3 million or 8.8% over the prior year. Offsetting this was a decline in our tea and hard-goods assortment over the prior year. Sales from e-commerce and wholesale channels decreased by $13.7 million or 14.1% to $83.5 million from $97.1 million in the prior year as we transition from last year’s pandemic-fueled surge of online sales to serving consumers throughout our omni-channel capabilities. E-commerce and wholesale sales represented 80.2% of sales compared to 79.8% of sales in the prior year. Brick-and-mortar sales decreased by $3.9 million or 16.1% to $20.6 million from $24.5 million in the prior year. Excluding stores that were permanently shuttered on March 17, 2020, sales for our current 18 stores increased by $8.6 million or 74.5% to $20.0 million from $11.4 million in the prior year.

 Gross Profit. Gross profit decreased by 13.1% and $6.5 million, to $43.2 million in Fiscal 2021 in comparison to Fiscal 2020 due primarily to a decline in sales during the year and a lower gross margin, partially offset by lower delivery and distribution costs and lower retail lease expense compared to the prior year. Gross profit as a percentage of sales increased to 41.5% for the year ended January 29, 2022, from 40.9% in the prior year.

Selling, General and Administration Expenses. SG&A decreased by $3.5 million or 7.6%, to $42.9 million in Fiscal 2021. Excluding the impact of non-recurring software implementation and configuration costs and the impact of the wage and rent subsidies received under the Canadian government COVID-19 Economic Response Plan in the year ended January 29, 2022, Adjusted SG&A decreased by $4.7 million to $43.7 million for the year ended January 29, 2022. In connection with our Restructuring Plan, we terminated the leases for all our stores in North America in Fiscal 2020, except for 18 Canadian stores which reopened on August 21, 2020. As a result, wages, salaries, and employee benefits were reduced by $4.8 million. Adjusted SG&A as a percentage of sales increased to 42.0% from 39.8%.

 Restructuring plan activities, net. Restructuring plan activities, net includes a gain of $76.9 million compared to a loss of $56.3 million in the prior year. Included in this period’s gain is the impact of the Sanction Order that was granted on June 16, 2021. Therein, net liabilities subject to compromise amounting to $95.3 million were settled according to the Sanction Order by payment of $17.6 million through the Monitor to creditors who had duly proven their claims as part of the claims process. The resulting gain of $79.9 million was reduced by $2.0 million of professional fees in connection with the CCAA proceedings and presented in the consolidated statements of income (loss) and comprehensive income (loss).

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Results from Operating Activities. Results from operating activities in Fiscal 2021 were $77.1 million as compared to a loss of $53.1 million in Fiscal 2020. Excluding the impact of the Restructuring Plan announced on July 8, 2020, the wage and rent subsidies received from the Canadian government under the COVID-19 Economic Response Plan, and non-recurring software implementation costs, Adjusted operating loss amounted to $0.5 million in the year ended January 29, 2022, compared to income of $1.3 million in the prior year. The decrease in operating results is explained by a sales decrease of $17.6 million, partially offset by a reduction in operating costs.

EBITDA and Adjusted EBITDA. EBITDA, which excludes non-cash and other items in the current and prior periods, was $81.5 million in the year ended January 29, 2022 compared to negative $45.6 million in the prior year representing an improvement of $127.0 million over the prior year. Adjusted EBITDA for the year ended January 29, 2022, which excludes the impact of stock-based compensation expense, the impairment of property and equipment and right-of-use assets, the Restructuring Plan activities, net, the wage and rent subsidies received from the Canadian government under the COVID-19 Economic Response Plan, and non-recurring software implementation costs was $5.3 million compared to $9.7 million in the prior year. The decrease in Adjusted EBITDA, of $4.4 million comprised of increases in online marketing expenses as we continue the transformation to a digital first organization, additional staff to support our brick-and-mortar stores, and additional professional and recurring software related costs.

 Recovery of income tax. Recovery of income tax amounted to $1.0 million compared to $nil in Fiscal 2020. The recovery is due to the adjustment of the provision for uncertain tax positions. Our effective tax rates were 1.3% and $nil in Fiscal 2021 and 2020, respectively. The effective tax rate decreased primarily from the increase of the unrecognized deferred income tax assets and an adjustment to the provision for uncertain tax positions in the current year.

Net income (loss). Net income was $78.1 million in the year ended January 29, 2022 compared to a Net loss of $55.9 million in the prior year. Adjusted net loss, which excludes the Restructuring Plan activities, net, the wage and rent subsidies received from the Canadian government under the COVID-19 Economic Response Plan, non-recurring software implementation costs and recovery of income taxes amounted to $0.5 million compared to a Net loss of $1.5 million in the prior year. This $1.0 million improvement is driven by the same reasons mentioned above in “Results from operating activities.”

Fully diluted earnings (loss) per common share. Fully diluted net earnings per common share was $2.83 in Fiscal 2021 compared to a loss of $2.14 in Fiscal 2020. Adjusted fully diluted loss per common share, which is Adjusted net loss on a fully diluted weighted average shares outstanding basis, was $0.02, compared to $0.06 in the prior year.

Liquidity and Capital Resources

As at January 29, 2022, we had $25.1 million of cash held by major Canadian financial institutions.

Working capital was $43.4 million as at January 29, 2022, compared to $62.7 million, excluding liabilities subject to compromise, as a January 30, 2021. The decrease in working capital is substantially explained by a decrease in cash, accounts and other receivables and prepaid expenses and deposits, an increase in trade and other payables and current portion of lease liabilities, partially offset by an increase in inventory and deferred revenue.

Our primary source of liquidity is cash on hand and cashflow generated from operations as we do not have any committed debt financing. Our working capital requirements are driven by the purchase of inventory, payment of payroll, ongoing technology expenditures and other operating costs.

Our working capital requirements fluctuate during the year, rising in the second and third fiscal quarters as we take title to increasing quantities of inventory in anticipation of our peak selling season in the fourth fiscal quarter. Capital expenditures in our new business model are not significant and amounted to $52 in Fiscal 2021.

As at January 29, 2022, the Company has financial commitments in connection with the purchase of goods and services that are enforceable and legally binding on the Company, amounting to $11.3 million, net of $542 of advances (Fiscal 2020 - $14.1 million, net of $6.8 million of advances) which are expected to be discharged within 12 months.

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Condensed Consolidated Financial Data

(Canadian dollars, in thousands, except per share information)

	For the three months ended		For the twelve months ended
	January 29,	January 30,	January 29,	January 30,
	2022	2021	2022	2021

Sales	$39,878	$40,189	$104,073	$121,686
Cost of sales	24,055	24,544	60,871	71,953
Gross profit	15,823	15,645	43,202	49,733
SG&A expenses	14,402	10,581	42,923	46,464
Restructuring plan activities, net	107	32,310	(76,857)	56,327
Operating income (loss)	1,314	(27,246)	77,136	(53,058)
Finance costs	48	13	152	3,273
Finance income	(25)	(37)	(143)	(399)
Net income (loss) before income taxes	1,291	(27,222)	77,127	(55,932)
Recovery of income taxes	—	—	(1,000)	—
Net income (loss)	$1,291	$(27,222)	$78,127	$(55,932)

EBITDA[1]	$2,613	$(25,919)	$81,454	$(45,565)
Adjusted EBITDA[1]	3,696	5,383	5,251	9,649
Adjusted SG&A expenses [1]	13,894	11,631	43,674	48,397
Adjusted operating income (loss) [1]	1,929	4,014	(472)	1,336
Adjusted net income (loss) [1]	$1,906	$4,038	$(481)	$(1,538)

Basic income (loss) per common share	$0.05	$(1.04)	$2.97	$(2.14)
Fully diluted income (loss) per common share	0.05	(1.00)	2.83	(2.14)
Adjusted fully diluted income (loss) per common share[1]	$0.07	$0.15	$(0.02)	$(0.06)
Gross profit as a percentage of sales	39.7%	38.9%	41.5%	40.9%
SG&A as a percentage of sales	36.1%	26.3%	41.2%	38.2%
Adjusted SG&A as a percentage of sales[1]	34.8%	28.9%	42.0%	39.8%

Cash provided by (used in) operating activities	$11,978	$8,627	$(4,241)	$(11,269)
Cash used in financing activities	(238)	(182)	(797)	(6,003)
Cash provided by (used in) investing activities	—	(171)	(52)	1,132
Increase (decrease) in cash during the period	11,740	8,274	(5,090)	(16,140)
Cash, end of period	$25,107	$30,197	$25,107	$30,197

	January 29,	October 30,	July 31,	May 1,
As at	2022	2021	2021	2021

Cash	$25,107	$13,367	$12,051	$31,321
Accounts and other receivables	3,209	4,602	6,986	6,625
Prepaid expenses and deposits	4,142	4,835	5,580	11,578
Inventories	31,048	39,802	38,055	29,258
Trade and other payables	$12,300	$13,958	$12,533	$6,154

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1 Please refer to “Use of Non-IFRS Financial Measures” in this press release.

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Use of Non-IFRS Financial Measures

This press release includes “non-IFRS financial measures” defined as including: 1) EBITDA and Adjusted EBITDA, 2) Adjusted operating income (loss), 3) Adjusted SG&A expenses, 4) Adjusted net income (loss), 5) Adjusted fully diluted income (loss) per common share and 6) Adjusted SG&A expenses as a percentage of sales. These non-IFRS financial measures are not defined by or in accordance with IFRS and may differ from similar measures reported by other companies. We believe that these non-IFRS financial measures provide knowledgeable investors with useful information with respect to our historical operations. We present these non-IFRS financial measures as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period but not in substitution to IFRS financial measures.

Please refer to the non-IFRS financial measures section in the Management’s Discussion and Analysis section of our Form 10-K for a reconciliation to IFRS financial measures.

Note

This release should be read in conjunction with the Company’s Management’s Discussion and Analysis, which will be filed by the Company with the Canadian securities regulatory authorities on www.sedar.com and with the U.S. Securities and Exchange Commission on www.sec.gov and will also be available in the Investor Relations section of the Company’s website at www.davidstea.com.

Caution Regarding Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our strategy of transitioning to e-commerce and wholesale sales, future sales through our e-commerce and wholesale channels, our results of operations, financial condition, liquidity and prospects, and the impact of the COVID-19 pandemic on the global macroeconomic environment.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended January 29, 2022, filed with both the United States Securities and Exchange Commission and with the Autorité des marchés financiers, on April 29, 2022 which could materially affect our business, financial condition or future results.

Conference Call Information

A conference call to discuss the fourth quarter Fiscal 2021 financial results is scheduled for April 29, 2022, at 8:30 am Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at ir.davidstea.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

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About DAVIDsTEA

DAVIDsTEA offers a specialty branded selection of high-quality proprietary loose-leaf teas, pre-packaged teas, tea sachets, tea-related accessories and gifts through its e-commerce platform at www.davidstea.com and the Amazon Marketplace, its wholesale customers which include over 3,500 grocery stores and pharmacies, and 18 company-owned stores across Canada. The Company offers primarily proprietary tea blends that are exclusive to the Company, as well as traditional single-origin teas and herbs. Our passion for and knowledge of tea permeates our culture and is rooted in an excitement to explore the taste, health and lifestyle elements of tea. With a focus on innovative flavours, wellness-driven ingredients and organic tea, the Company launches seasonally driven “collections” with a mission of making tea fun and accessible to all. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
Maison Brison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514-731-0000	514-845-8763
investors@davidstea.com	media@rppelican.ca

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